Exhibit 99.1

Risk Factors

         An investment in our stock involves a high degree of risk. You should carefully consider the following information, together with other information in this prospectus, before buying shares of our stock. If any of the following risks or uncertainties occur, our business, financial condition and results of operations could be materially and adversely affected, the trading price of our stock could decline and you may lose all or a part of the money you paid to buy our stock.

Risks Related to Our Company

         We have been the subject of a "going concern" opinion from our independent auditors, which means that we may not be able to continue operations.

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the fiscal year ended March 31, 2005 financial statements, which states that we had substantial net losses for the fiscal years ended March 31, 2005 and 2004 which raises substantial doubt about our ability to continue as a going concern. We had net losses of $2,324,413 and $141,738 for the fiscal years ended March 31, 2005 and 2004, respectively, and we had a stockholders' deficiency of $1,010,391 at March 31, 2005. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. This may have an adverse effect on our ability to obtain financing for our operations and to further develop and market our products.

          Our Prior Independent Accountants have ceased operations and investors in the Company's Securities May Not Be Able to Effectively Recover Against Our Prior Independent Accountants.

          Weinick Sanders Leventhal & Co., LLP ("Weinick") completed its audit of the Company's consolidated financial statements at March 31, 2005 and for the fiscal years end March 31, 2005 and 2004 and dated its report with rspect to such consolidated financial statements on July 13, 2005. On July 31, 2005, Weinick ceased to audit publicly held companies and ceased operations. The Company retained new independent accountants to re-audit the Company's consolidated financial statements at March 31, 2005 and for the fiscal year ended March 31, 2005. However, investors in the Company's securities may not be able to effectively recover against Weinick for any claims they may have under securities or other laws as a result of Weinick's previous role as our independent accountants and as author of the audit report for the audited financial statements for the fiscal year ended March 31, 2004.

          We may be exposed to product liability claims for which our insurance may be inadequate.

          Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing and marketing of chemical products and medical devices. Although we maintain a general liability insurance policy, which includes aggregate product liability coverage of $2,000,000 for certain of our products, there can be no assurance, that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at a reasonable cost.

          We do not have product liability coverage for our medical device products other than the SofPulse, which is covered by a $2.0 million product liability policy held by Ivivi. While we are not aware of side-effects resulting from the use of any of our products, there may be unknown long-term effects of their use that may result in product liability claims in the future. Further, we cannot provide any assurance that:

      o our insurance will provide adequate coverage against potential liabilities if a product causes harm or fails to perform as promised;
      o adequate product liability insurance will continue to be available in the future; or
      o  our insurance can be maintained on acceptable terms.

         The obligation to pay any product liability claim in excess of whatever insurance we are able to obtain would increase our expenses and could greatly reduce our assets. See "Item 1. Business - Insurance."

         The loss of any of our executive officers or key personnel may adversely affect our operations and our ability to execute our growth strategy.

         Our ability to execute our business plan depends upon the continued services of Andre' DiMino, our President and Chief Executive Officer, as well as our key technology, marketing, sales and support personnel. We do not have employment or consulting agreements containing non-compete agreements with Mr. DiMino and certain of our key personnel, and we may not be able to retain these individuals. If we lost the services of Mr. DiMino or our key personnel, our business may be adversely affected and our stock price may decline. In addition, our ability to execute our business plan is dependent on our ability to attract and retain additional highly skilled personnel. We have key person life insurance in the amount of $2 million for Mr.
DiMino, but not for any of our other executive officers or key employees.

          Our President and Chief Executive Officer also serves as Chairman and Chief Financial Officer of Ivivi, which may cause him to devote a substantial portion of his work-time to Ivivi.

         Andre' DiMino, our President and Chief Executive Officer, also serves as Chairman and Chief Financial Officer of Ivivi. While Mr. DiMino devotes a substantial portion of his work-time toward ADM Tronics, the remaining amount of his work-time may be devoted elsewhere, including at Ivivi. As a result, Mr. DiMino's attention to our business and operations may be diverted by his obligations elsewhere, including at Ivivi, and we may not be able to have access to Mr. DiMino as needed by us.

         Our executive officers and directors and entities affiliated with them have substantial control over us, which could delay or prevent a change in our corporate control favored by our other shareholders.

            Our executive  officers and directors and entities
affiliated with them may be deemed to beneficially own, in the aggregate, approximately 51.7% of our outstanding common stock. In particular, Mr. DiMino, together with members of the DiMino family, may be deemed to beneficially own approximately 38.7% of the outstanding shares of our common stock. The interests of our current officer and
director   shareholders   may  differ  from  the  interests  of  our
other shareholders. As a result, the current officers and directors would have the ability to exercise substantial control over all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including the following actions:

         o the election of directors;
         o adoption of stock option plans;
         o the amendment of charter documents; or
         o the  approval  of  certain   mergers  and  other   significant
           corporate transactions, including a sale of substantially all of our assets.

Penny stock regulations may impose certain restrictions on marketability of oursecurities.

         If our common stock were to be subject to penny stock rules, these rules may discourage broker-dealers from effecting transactions in our common stock or affect their ability to sell our securities. As a result, purchasers and current holders of our securities could find it more difficult to sell their securities. Our stock is traded on the OTC Bulletin Board. Trading volume of OTC Bulletin Board stocks have been historically lower and more volatile then stocks traded on an exchange or the Nasdaq Stock Market. In addition we may be subject to rules of the Securities and Exchange Commission that impose additional requirements on broker-dealers when selling penny stocks to persons other than established customers and accredited investors. In general, an accredited investor is a person with assets in excess of $1,000,000 or annual income exceeding $200,000 individually, or $300,000 together with his or her spouse. The relevant Securities Exchange Commission regulations generally define penny stocks to include any equity security not traded on an exchange or the Nasdaq Stock Market with a market price (as defined in the regulations) of less than $5 per share. Under the penny stock regulations, a broker-dealer must make a special suitability determination as to the purchaser and must have the purchaser's prior written consent to the transaction. Prior to any transaction in a penny stock covered by these rules, a broker-dealer must deliver a disclosure schedule about the penny stock market prepared by the Securities Exchange
Commission.   Broker-dealers  must  also  make  disclosure  concerning
commissions payable to both the broker-dealer and any registered representative and provide current quotations for the securities. Finally, broker-dealers are required to send monthly statements disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

Our stock price, like that of many small companies, has been and may continue to be volatile.

         We expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results and other factors beyond our control. These fluctuations may be exaggerated if the trading volume of our common stock is low.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of your stock.

         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of your stock. We plan to retain any future earnings to finance growth.







                     Risks Relating to Our Chemical Business

New environmental or other regulations could increase the Company's operating costs.

         Like other manufacturers, the Company is subject to a broad range of Federal, state and local laws and requirements, including those governing discharges in the air and water, the handling and disposal of solid and hazardous substances and wastes, the remediation of contamination associated with the release of hazardous substances, work place safety and equal employment opportunities. The Company has made expenditures to comply with such laws and requirements. The Company believes, based on information currently available to management, that it is in compliance with applicable environmental and other legal requirements and that the Company will not require material capital expenditures to maintain compliance with such requirements in the foreseeable future. Governmental authorities have the power to enforce compliance with such laws and regulations, and violators may be subject to penalties, injunctions or both. Third parties may also have the right to enforce compliance with such laws and regulations. As the Company develops new formulations for its chemical products, those products may become subject to additional review and approval requirements governing the sale and use of its products. Although the Company's manufacturing processes do not currently result in the generation of hazardous wastes, this may not always be the case and material costs or liabilities may be incurred by the Company in the future as a result of the manufacturing operations. It is also possible that other developments, such as additional or increasingly strict requirements of laws and regulations of these types, or enforcement policies thereunder, could significantly increase the Company's costs of operations.

         Because we use various materials and substances in manufacturing our chemical products, our production facilities are subject to operating hazards that could cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental contamination.

We are dependent on the continued operation of our production and distribution facility. This facility is subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products, including natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, and environmental hazards, such as spills, discharges or releases of toxic or hazardous substances and remediation  complications.  These hazards can cause personal injury and
loss of life,   severe  damage  to,  or  destruction  of,  property  and
equipment and environmental contamination and other environmental damage and could have a material adverse effect on our financial condition. In addition, due to the nature of our business operations, we could become subject to scrutiny from environmental action groups.

We rely significantly on raw materials in the production of our chemical products and fluctuations in costs of such raw materials would increase our operating expenses.

      Our manufacturing operations with respect to our chemical products depend upon obtaining adequate supplies of our raw materials on a timely basis. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. We are exposed to price risks associated with these raw material purchases. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates, cost components of raw materials and worldwide price levels. Our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly.

We face competition from other chemical companies, which could adversely affect our revenue and financial condition.

         We actively compete with companies producing the same or similar products and, in some instances, with companies producing different products designed for the same uses. We encounter competition in price, delivery, service, performance, product innovation and product recognition and quality, depending on the product involved. For some of our products, our competitors are larger and have greater financial resources. As a result, these competitors may be better able to withstand a change in conditions within the industries in which we operate, a change in the prices of raw materials or a change in the economy as a whole. Our competitors can be expected to continue to develop and introduce new and enhanced products, which could cause a decline in market acceptance of our chemical products. Current and future consolidation among our competitors and customers may also cause a loss of market share as well as put downward pressure on pricing. Our competitors could cause a reduction in the prices for some of our chemical products as a result of intensified price competition. Competitive pressures can also result in the loss of major customers. If we cannot compete successfully, our business, financial condition and results of operations could be adversely affected.

We face competition from other chemical companies, which could force us to lower our prices thereby adversely affecting our operating
margins,   financial condition, cash flows and profitability.

         The markets in which we operate are highly competitive, and this competition could harm our business, results of operations, cash flow and financial condition. Our competitors include major international producers as well as smaller regional competitors. We believe that a significant competitive factor for our products is selling price. We could be subject to adverse results caused by our
competitors'  pricing  decisions.  In  addition,   current  and
anticipated future consolidation among our competitors and customers may cause us to lose market share as well as put downward pressure on pricing. Furthermore, there is a trend in the chemical industry toward relocation of manufacturing facilities to lower-cost regions such as Asia. Such relocation may permit some of our competitors to lower their costs and improve their competitive position. Some of our competitors are larger, have greater financial resources and have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and throughout the economy as a whole. If we do not compete successfully, our business, operating margins, financial condition, cash flows and profitability could be adversely affected.

Failure to develop new chemical products and/or improve our existing products will make us less competitive.

      Our results of operations depend, in part, on our ability to expand our chemical product offerings. We are committed to remaining a competitive producer and believe that our portfolio of new or re-engineered products is strong. However, we may not be able to continue to develop new products, re-engineer our existing products successfully or bring them to market in a timely manner. While we believe that the products, pricing and services we offer customers are competitive, we may not be able to continue to attract and retain customers to which to sell our chemical products.

Failure to make continued improvements in our productivity could hurt our competitive position.

         In order to obtain and maintain a competitive position, we believe that we must continue to make improvements in our productivity.
When we invest in new technologies  or  processes,   we  face  risks
related to cost overruns and unanticipated technical difficulties. Our inability to anticipate, respond to or utilize changing technologies could have a material adverse effect on our business and our results of operations.

Changes in our customers' products could reduce the demand for our chemical products, which may decrease our net sales and operating margins.

         Our chemical products are used for a broad range of applications by our customers. Changes, including technological changes, in our customers' products or processes may make our chemical products unnecessary, which would reduce the demand for those products. Other customers may find alternative materials or processes that no longer require our products. If the demand for our chemical products is reduced, our net sales and operating margins may be reduced as well.

We have few proprietary rights with respect to our chemical products, the lack of which may make it easier for our competitors to compete against us.

         None of our chemical products are protected by patents. We do attempt to protect the names of some of our chemical products through
trademarks  and some  of  our  other  limited   proprietary   property
through trade secret, nondisclosure and confidentiality measures; however, such protections may not preclude competitors from developing similar technologies.

                  Risks Relating to Our Medical Device Business

The medical products market is highly competitive and susceptible to rapid change and such changes could render any products developed by us uneconomical or obsolete.

         The medical products market is characterized by extensive research and development activities and significant technological change. Our ability to execute our business strategy depends in part upon our ability to develop and commercialize efficient and effective products based on our technologies. We compete against established companies as well as numerous independently owned small businesses, including Diapulse Corporation of America, Inc., which manufactures and markets devices that are deemed by the FDA to be substantially equivalent to SofPulse; Regenesis Biomedical, which manufactures and markets devices that are similar to our first generation SofPulse device; and KCI Concepts, Inc., which manufactures and markets negative pressure wound therapy devices in the wound care market. We also face competition from companies that have developed other forms of treatment, such as hyperbaric oxygen chambers, thermal therapies and hydrotherapy. In addition, companies are developing or may, in the future, engage in the development of products and/or technologies competitive with our products. We expect that technological developments will occur and that competition is likely to intensify as new technologies are employed. Many of our competitors are capable of developing products based on similar technology, have developed and are capable of continuing to develop products based on other technologies, which are or may be competitive with our products and technologies. Many of these companies are well-established, and
have  substantially   greater  financial  and  other  resources,
research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than we do. Our ability to execute our business strategy and commercially exploit our SofPulse device must be considered in light of the problems,
expenses,  difficulties,   complications  and  delays frequently
encountered in connection with the development of new medical processes, devices and products and their level of acceptance by the medical community. Our competitors may succeed in developing competing  products and technologies that are more effective than our
products and technologies, or that receive   government   approvals
more   quickly  than  our  new  products  and technologies,  which may render our existing and new products or technology uncompetitive, uneconomical or obsolete. See "Item 1. Business - Competition."

A portion of our revenues are currently dependent on our products that utilize PEMF technology, and increasing our revenues will depend on our ability to increase market penetration, as well as our ability to develop and commercialize new products and technologies.

         Products  based  on   non-invasive,   electrotherapeutic
technologies represent known methods of treatment that we believe have been under-utilized clinically. Physicians and other healthcare professionals may not use SofPulse or other potential products and technologies developed by us unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies or represent equal efficacy with lower cost. Even if the advantage of our products and technologies is established as clinically and fiscally significant, physicians and other healthcare professionals may not elect to use SofPulse or other products and technologies developed by us for any number of reasons. For example, the first generation of the SofPulse device cannot be used in hospital intensive care units because the power output of the device can interfere with medical monitoring equipment. The rate of adoption and acceptance of our products and technologies, including the SofPulse device, may also be affected
adversely by unexpected  side  effects  or   complications   associated
with our products, consumers' reluctance to invest in new products and technologies, the level of third-party reimbursement and widespread acceptance of other products and technologies. Consequently, physicians and other healthcare professionals, healthcare payors and consumers may not accept SofPulse device products or new products or technologies developed by us. Broad market acceptance of the SofPulse device products and other products and technologies developed by us in the future may require the education and training of numerous physicians and other healthcare professionals, as well as conducting or sponsoring clinical and fiscal studies to demonstrate the cost efficiency and other benefits of such products and technologies. The amount of time required to complete such training and studies could be costly and result in a delay or dampening of such market acceptance. Moreover, healthcare payors' approval of use for our products and technologies in development may be an important factor in establishing market acceptance.

         We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products or technologies. Although we have received FDA clearance for the SofPulse device for the treatment of edema and pain in soft tissue, we may not be able to obtain regulatory clearance or approval of new products or technologies or new treatments through existing products. In addition, we have not demonstrated an ability to market and sell our SofPulse device products, much less multiple products simultaneously. If we are unable to increase market acceptance of our current products or develop and commercialize new products in the future, we will not be able to increase our revenues. The completion of the development of any new products or technologies or new uses of existing products will remain subject to all the risks associated with the commercialization of new products based on innovative technologies, including:

o our ability to fund and establish research that supports the efficacy of new technologies and products;
o our ability to obtain regulatory approval or clearance of such technologies and products, if needed;
o our ability to obtain market acceptance of such new technologies and products;
o our ability to effectively and efficiently market and distribute such new products;
o the ability of ADM Tronics or other manufacturers utilized by us to effectively and efficiently manufacture such new products; and
o our ability to sell such new products at competitive prices that exceed our per unit costs for such products.

We will need additional capital to market our existing medical device products and to develop and commercialize new technologies and products and it is uncertain whether such capital will be available.

         Our medical device business is capital intensive and will require additional financing in order to:

     o     fund research and development;
     o     expand sales and marketing activities;
     o     develop new or enhanced technologies or products;
     o     respond to competitive pressures; and
     o     acquire  complementary   technologies  or  take  advantage  of
           unanticipated opportunities.

Our need for additional capital will depend on:

     o     the  costs  and  progress  of  our  research  and  development efforts;
     o the preparation of pre-market application submissions to the FDA for our new products and technologies and costs associated therewith;
     o     the  number  and  types  of   product   development   programs
           undertaken;
     o the number of medical devices, including the SofPulse device, we have manufactured for sale or rental;
     o the costs and timing of expansion of sales and marketing activities;
     o the amount of revenues from sales of our existing and potentially new products;
     o the cost of obtaining and maintaining, enforcing and defending patents and other intellectual property rights;
     o     competing technological and market developments; and
     o developments related to regulatory and third-party coverage matters.

We will need to obtain capital to continue to operate and grow our medical device business. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. If additional financing is raised by the issuance of common stock you may suffer additional dilution and if additional financing is raised through debt financing, it may involve significant restrictive covenants which could affect our ability to operate our business. If adequate funds are not available, or are not available on acceptable terms, we may not be able to continue our operations, grow our medical device business or take advantage of opportunities or otherwise respond to competitive pressures and remain in business.

If we are unable to receive reimbursement from third-parties, including reimbursement from Medicare, our growth and revenues will be adversely affected in markets where we rely on insurance coverage for payment.

         Some healthcare providers such as hospitals and physicians that purchase, lease or rent medical devices in the United States generally rely on third-party payors, principally Medicare and private health insurance plans, including health maintenance organizations, to reimburse all or part of the cost of the treatment for which the medical device is being used. Commercialization of our medical device products and technologies marketed in the United States will depend in part upon the availability of reimbursement for the cost of the treatment from third-party healthcare payors such as Medicare and private health insurance plans, including health maintenance organizations, in non-capitated markets, markets where we rely on insurance coverage for payment. Such third-party payors are increasingly challenging the cost of medical products and services, which have and could continue to have a significant effect on the ratification of such technologies and services by many healthcare providers. Several proposals have been made by federal and state government officials that may lead to healthcare reforms, including a government directed national healthcare system and healthcare cost-containment measures. The effect of changes in the healthcare system or method of reimbursement for the SofPulse device and any other products or technologies that we may market in the United
States cannot be determined.

         While third-party payors generally make their own decisions regarding which medical procedures, technologies and services to cover, Medicare and other third-party payors may apply standards similar to those used by CMS in determining whether to provide coverage for a particular procedure, technology or service. The Medicare statute prohibits payment for any medical procedures, technologies or services that are not reasonable and necessary for the diagnosis or treatment of illness or injury. In 1997, CMS, which is responsible for administering the Medicare program, had interpreted this provision to prohibit Medicare coverage of procedures that, among other things, are not deemed safe and effective treatments for the conditions for which they are being used, or which are still investigational. However, in July 2004, reimbursement of the use of the technology used in our SofPulse device in the treatment of non-healing wounds was reinstated by CMS after being discontinued from July 1997 through July 2004. In October 2004, CMS issued a quarterly update that allows skilled nursing facilities, or SNFs, and providers of healthcare in the home to use the electromagnetic therapy code in the Healthcare Common Procedure Code
System, the standardized   coding   system   developed  by  CMS  to
ensure  that   Medicare reimbursement  claims are  processed  in an
orderly and consistent manner for consolidated billing enforcement. Although CMS has provided for reimbursement for the use of electromagnetic therapy by SNFs, CMS has not yet provided for reimbursement for the use of electromagnetic therapy by providers of healthcare in the home. In addition, the regulatory environment could again be changed to bar CMS coverage for treatment of chronic wounds utilizing our SofPulse device or to limit the amount of coverage patients or providers are entitled to receive. Either of these events would adversely affect our revenues and operating results. See "Item 1. Business - Reimbursement."

         We cannot predict what additional legislation or regulations, if any, may be enacted or adopted in the future relating to our business or the healthcare industry, including third-party coverage and reimbursement, or what effect any such legislation or regulations may have on us. Furthermore, significant uncertainty exists as to the coverage status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available with respect to any of our future products or new applications for our present products. In currently non-capitated markets, failure by physicians, hospitals, nursing homes and other users of our products to obtain sufficient reimbursement for treatments using our technologies would adversely affect our revenues and operating results. Alternatively, as the U.S. medical system moves to more fixed-cost models, such as payment based on diagnosis related groups, prospective payment systems or other forms of capitation, the market landscape may be altered, and the amount we can charge for our products may be limited.

If we are unable to achieve market acceptance of our medical device products or any new technologies or uses we develop in new markets where third-party reimbursement is unlikely, our growth could be impeded which could result in an inability to increase our revenues.

         As part of our growth strategy, we intend to market our SofPulse device products to plastic surgeons and other plastic surgery practitioners. The use of the SofPulse device in these markets is unlikely to be reimbursed by insurance and, accordingly, we may experience cost resistance from physicians and patients in these markets that could adversely affect our growth strategy, our operating results and our ability to increase our revenues.

Our subsidiaries, SMI and Ivivi, outsource the manufacturing of their products to us and if our operations are interrupted or if our orders exceed our manufacturing capabilities, our subsidiaries may not be able to deliver their products to customers on time.

         Pursuant to a manufacturing agreement between SMI, Ivivi and us, we are the exclusive manufacturer of the products of SMI and Ivivi. We operate a single facility and have limited capacity that may be inadequate if SMI's or Ivivi's customers place orders for unexpectedly large quantities of their products, or if our other customers place large orders of products, which could limit our ability to produce the products of SMI or Ivivi. In addition, if our operations were halted or restricted, even temporarily, or we are unable to fulfill large orders, SMI and Ivivi could experience business interruption, increased costs, damage to their reputations and loss of their customers. Although SMI and Ivivi have the right to utilize other manufacturers if we are unable to perform under our agreement, manufacturers of their products need to be licensed with the FDA, and identifying and qualifying a new manufacturer to replace us as the manufacturer of their products could take several months during which time, they would likely lose customers and their revenues could be materially delayed and/or reduced. See "Item 1. Business - Manufacturer and Suppliers."

SMI and Ivivi depend on a limited number of suppliers for their respective components and raw materials and any interruption in the availability of these components and raw materials used in their products could reduce their respective revenues.

         SMI and Ivivi rely on a limited number of suppliers for the components and raw materials used in their medical devices. Although there are many suppliers for each of their component parts and raw materials, they are dependent on a single or limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant risks, including:

o unavailability of materials and interruptions in delivery of components and raw materials from suppliers;
o manufacturing delays caused by such unavailability or interruptions in delivery; and
o fluctuations in the quality and the price of components and raw materials.

         Neither SMI nor Ivivi has any long-term or exclusive purchase commitments with any of its suppliers. Their failure to maintain existing relationships with their suppliers or to establish new relationships in the future could also negatively affect their ability to obtain components and raw materials used in their products in a timely manner. If they are unable to obtain ample supply of product from their existing suppliers or alternative sources of supply, they may be unable to satisfy their customers' orders which could reduce their revenues and adversely affect their relationships with their customers. See "Item 1. Business - Manufacturers and Suppliers."

Our ability to execute our business plan depends on the scope of our intellectual property rights and not infringing the intellectual property rights of others. The validity, enforceability and commercial value of these rights are highly uncertain.

         Our ability to compete effectively with other companies is materially dependent upon the proprietary nature of our technologies. We rely primarily on patents and trade secrets to protect our medical device technologies.

         We have:

o one patent on the SofPulse device, which expires in 2015, as well as two other patents for certain embodiments of PEMF and other aspects of the SofPulse device, and four patents on the Sonotron Technology, which expire in 2006, 2011, 2012 and 2016.
o one U.S. patent application with respect to the SofPulse device pending; and
o   seven U.S. patents with respect to the SofPulse device pending.

Third  parties  may  seek  to  challenge,   invalidate,   circumvent  or
render unenforceable any patents or proprietary rights owned by us based on, among other things:

o    subsequently discovered prior art;
o lack of entitlement to the priority of an earlier, related application; or
o failure to comply with the written description, best mode, enablement or other applicable requirements.

         In general, the patent position of medical device companies is highly uncertain, still evolving and involves complex legal, scientific and factual questions. We are at risk that:


o other patents may be granted with respect to the patent applications filed by us; and
o any patents issued to us may not provide commercial benefit to us or will be infringed, invalidated or circumvented by others.

         The  United  States  Patent  and  Trademark   Office  currently
has a significant backlog of patent applications, and the approval or rejection of patents may take several years. Prior to actual issuance, the contents of United States patent applications are generally published 18 months after filing. Once issued, such a patent would constitute prior art from its filing date, which might predate the date of a patent application on which we rely. Conceivably, the issuance of such a prior art patent, or the discovery of "prior art" of which we are currently unaware, could invalidate a patent of ours or prevent commercialization of a product claimed thereby.

         Although we generally conduct a cursory review of issued patents prior to engaging in research or development activities, we may
be required to obtain a  license  from  others  to  commercialize   any
of our new products under development. If patents that cover our existing or new products are issued to other companies, there can be no assurance that any necessary license could be obtained on favorable terms or at all.

         There can be no assurance that we will not be required to resort to litigation to protect our patented technologies and other proprietary rights or that we will not be the subject of additional
patent  litigation to defend our existing  and  proposed   products  and
processes   against  claims  of  patent infringement or any other
intellectual property claims. Such litigation could result in substantial costs, diversion of management's attention, and diversion of our resources. In fact, on June 29, 2005, Ivivi filed a complaint against Regenesis Biomedical, Inc. alleging that Regenesis is infringing on one of Ivivi's U.S. patents through its sales of a product that competes with Ivivi's SofPulse(R) product. Although Ivivi is seeking money damages and an injunction against future sales of the competing product, there can be no assurance that it will be successful. See "Item 3. Legal Proceedings."

         We  also  have  applied  for  patent   protection  in  several
foreign countries. Because of the differences in patent laws and laws concerning proprietary rights between the United States and foreign countries, the extent of protection provided by patents and proprietary rights granted to us by the United States may differ from the protection provided by patents and proprietary rights granted to us by foreign countries.

         We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If our employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

         We may decide for business reasons to retain certain knowledge that we consider proprietary as confidential and elect to protect such information as a trade  secret,  as business  confidential  information  or as know-how.
In that event,  we  must  rely  upon  trade  secrets,   know-how,
confidentiality and non-disclosure agreements and continuing technological innovation to maintain our competitive position. There can be no assurance that others will not independently develop
substantially   equivalent  proprietary  information  or otherwise gain
access to or disclose such information.

If the FDA or other state or foreign agencies impose regulations that affect our medical device products, our development, manufacturing and marketing costs will be increased.

         The development, testing, production and marketing of our existing medical devices are, and devices we may develop in the future will be, subject to regulation by the FDA as devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Although we have received FDA clearance for the SofPulse device for the treatment of pain and edema in soft tissue, alternative uses for the SofPulse device and any new products developed by us may be subject to FDA regulation as well. In addition, although we have not been asked by the FDA to seek pre-market approval for the SofPulse device, there can be no assurance that we will not be required to do so and that, if required, we will be able to comply with such requirement for the SofPulse device. Before a new medical device, or a new use of, or claim for, an existing product can be marketed in the United States, it must first receive either 510(k) clearance or pre-market approval from the FDA, unless an exemption applies. Either process can be expensive and lengthy. The FDA's 510(k) clearance process usually takes from three to twelve months, but it can take longer and is unpredictable. The process of obtaining pre-market approval is much more costly and uncertain than the 510(k) clearance process and it generally takes from one to three years, or even longer, from the time the application is filed with the FDA. See "Item 1. Business - Government Regulation."

         In the United States, medical devices must be:

o manufactured in registered and quality approved establishments by the FDA; and
o produced in accordance with the FDA Quality System Regulation ("QSR") for medical devices.

As a result, we, as well as ADM Tronics, the exclusive manufacturer of our SofPulse device, are required to comply with QSR requirements and if they fail to comply with these requirements, we will need to find another company to manufacture our SofPulse devices which could delay the shipment of our product to our customers. In addition, the Company's manufacturing facility:

o is required to be registered as a medical device manufacturing site with the FDA; and
o        is subject to inspection by the FDA.

The FDA requires producers of medical devices to obtain FDA licensing prior to commercialization in the United States. Testing, preparation of necessary applications and the processing of those applications by the FDA is expensive and time consuming. We do not know if the FDA will act favorably or quickly in making such reviews, and significant difficulties or costs may be encountered by us in our efforts to obtain FDA licenses. The FDA may also place conditions on licenses that could restrict commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Delays imposed by the FDA licensing process may materially reduce the period during which we have the exclusive right to commercialize
patented   products.   We  have  made modifications to our devices and
may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified devices. We also are subject to Medical Device Reporting regulations, which require us to report to the FDA if our products cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury. We are not aware of any death or serious injury caused by or contributed to by our medical device products, however, we cannot assure you that any such problems will not occur in the future with our existing or future products.

         Additionally, our existing and future products may be subject to regulation by similar agencies in other states and foreign countries. While we believe that we have complied with all applicable laws and regulations, continued compliance with such laws or regulations, including any new laws or regulations in connection with our medical devices or any new products developed by us, might impose additional costs on us or marketing impediments on our products which could adversely affect our revenues and increase our expenses. The FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

o warning letters, fines, injunctions, consent decrees and civil penalties;
o  repair, replacement, refunds, recall or seizure of our products;
o operating restrictions or partial suspension or total shutdown of production;
o refusing our requests for 510(k) clearance or premarket approval of new products, new intended uses, or modifications to existing products;
o withdrawing 510(k) clearance or premarket approvals that have already been granted; and
o  criminal prosecution.

If any of these events were to occur, it could harm our business.

The FDA can impose civil and criminal enforcement actions and other penalties on us if we or our manufacturer fails to comply with stringent FDA regulations.

         Medical device manufacturing facilities must maintain records, which are available for FDA inspectors documenting that the appropriate manufacturing procedures were followed. The FDA has authority to conduct inspections of our facility, as well as the facility of our manufacturer. Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Any failure by us or the manufacturer of our products to take satisfactory corrective action in response to an adverse inspection or to comply with applicable FDA regulations could result in enforcement action against us or our manufacturer, including a public warning letter, a shutdown of manufacturing operations, a recall of our products, civil or criminal penalties or other sanctions. From time to time, the FDA may modify such requirements, imposing additional or different requirements which may require us to alter our business methods which could result in increased expenses. See "Item 1. Business - Governmental Regulation."




44